Exhibit H

The Korea Development Bank Act

Chapter I .. General Provisions

Chapter II. Executives, Employees and Board of Directors

Chapter III. Operations

Chapter IV. Accounting

Chapter V. Supervision

Chapter VI. Miscellaneous

Addenda

The Korea Development Bank Act

Law No. 302, Promulgated on December 30, 1953

Amended by Law No. 873, December 27, 1961

Amended by Law No. 1557, December 16, 1963

Amended by Law No. 2044, September 14, 1968

Amended by Law No. 2120, July 28, 1969

Amended by Law No. 2734, December 26, 1974

Amended by Law No. 3020, December 19, 1977

Amended by Law No. 3480, December 31, 1981

Amended by Law No. 4052, December 31, 1988

Amended by Law No. 4864, January 5, 1995

Amended by Law No. 5371, August 22, 1997

(Act Concerning the Efficient Management of Non-performing Assets of Financial Institutions and the Establishment of Korea Asset Management Corp.)

Amended by Law No. 5372, August 28, 1997

Amended by Law No. 5403, August 30, 1997

(Act Repealing the Korea Housing Bank Act)

Amended by Law No. 5505, January 13, 1998

(Act Concerning Adjustment of the Certified Public Account ant Act, Etc. Following the Enactment of the Act for the Establishment of Financial Supervisory Organizations)

Amended by Law No. 5982, May 24, 1999

(Government Organization Act)

Amended by Law No. 6679, March 30, 2002

Amended by Law No. 7620, July 29, 2005

Amended by Law No. 8863, February 29, 2008

(Act on the Establishment, Etc. of Financial Supervisory Organizations)

Amended by Law No. 9401, January 30, 2009

(State Properties Act)

Amended by Law No. 9703, May 21, 2009

Amended by Law No. 10303, May 17, 2010

(Banking Act)

Wholly Amended by Law No. 12663, May 21, 2014

Amended by Law No. 13453, July 31, 2015

(Governance Act for Financial Companies)

Amended by Law No. 14122, March 29, 2016

(Korea Technology Guarantee Fund Act)

Chapter I. General Provisions

Article 1. (Purpose)

The purpose of this Act is to establish The Korea Development Bank (hereinafter referred to as “KDB”) which shall supply and manage funds necessary for the development and promotion of industries, expansion of social infrastructure development of regions, stabilization of financial markets and facilitation of sustainable growth, etc. in order to contribute to the sound development of the financial industry and national economy.

Article 2. (Nature, Etc.)

(1) KDB shall be a juridical person.

(2) KDB shall be operated in accordance with this Act, the orders issued pursuant to this Act and the Articles of Incorporation.

Article 3. (Relationship with Other Acts)

(1) Unless otherwise provided for in this Act, the provisions of the Banking Act and the Governance Act for Financial Companies shall apply to KDB; provided, however, that Articles 8 through 11, Article 11-2, Article 12, Article 13, Article 27, Article 27-2, Article 28, Article 28-2, proviso of Paragraph (1) of Article 30, Subparagraph (3) of Paragraph (2) of Article 30, Article 32, Article 35, Paragraphs (1) and (2) of Article 37, Subparagraph (1) of Article 38, Article 40, Subparagraphs (1) through (5) and Subparagraphs (7) and (9) of Article 47, Article 48, Article 50, Article 53, Article 54, Article 54-2, Articles 55 through 57, Article 67, and Subparagraphs (1), (2), (5), (6) and (8) of Paragraph (1) of Article 68 of the Banking Act, and Subparagraph (2) of Paragraph (1) of Article 16, Article 19, Article 20, Article 34 and Article 35 of the Governance Act for Financial Companies shall not apply to KDB.

(2) Unless otherwise provided for in this Act, the provisions with respect to stock companies of the Commercial Act shall apply to KDB.

Article 4. (Establishment of Head Office and Branches, Etc.)

(1) KDB shall have its head office in Seoul.

(2) KDB may, in accordance with the provisions of the Articles of Incorporation, establish branches, agencies, and other business places or offices in such locations as deemed necessary.

Article 5. (Capital)

(1) The authorized capital of KDB shall be prescribed in the Articles of Incorporation to the extent of thirty trillion Korean Won (KRW 30,000,000,000,000), provided that fifty-one percent (51%) or more of which shall be subscribed to by the Government.

(2) The authorized capital of KDB shall be divided into shares.

Article 6. (Articles of Incorporation)

(1) The Articles of Incorporation of KDB shall include the following matters:

1.	Purpose;

2.	Name;

3.	Matters concerning establishment of the head office, branches, agencies and other business places or offices;

4.	Matters concerning capital and shares;

5.	Matters concerning the General Meeting of Shareholders;

6.	Matters concerning Executives and employees;

7.	Matters concerning the Board of Directors;

8.	Matters concerning operations and the conduct thereof;

9.	Matters concerning the Financial Stabilization Fund pursuant to Article 23-2 of the Act on Structural Improvement of the Financial Industry (hereinafter referred to as “Financial Stabilization Fund”);

10.	Matters concerning issuance of bonds;

11.	Matters concerning accounting; and

12.	Method of public notice.

(2) Any amendment of the Articles of Incorporation shall be made subject to the authorization of the Financial Services Commission.

Article 7. (Registration)

(1) KDB shall register in accordance with the provisions of the Presidential Decree. (2) Items which are to be registered under Paragraph (1) shall not be set up against a third party until after their registration.

Article 8. (Prohibition on Use of Similar Name)

No person other than KDB is to use the name “The Korea Development Bank” or any other name similar thereto.

Article 9. (Dissolution)

The dissolution of KDB shall be determined by law separately.

Chapter II. Executives, Employees and Board of Directors

Article 10. (Executives)

(1) KDB shall have the President (also known as Chairman & CEO; hereinafter the same shall apply), Managing Directors (also known as Vice Chairman & COO; hereinafter the same shall apply), Directors and Auditor as its executives.

(2) There shall be one (1) President and one (1) Auditor.

(3) The number of the Managing Directors and Directors shall be prescribed in the Articles of Incorporation, provided that there shall be not less than three (3) Independent Directors which constitute more than half of the total number of the members of the Board of Directors.

Article 11. (Duties of Executives)

(1) The President shall represent KDB and shall be in general charge of the operations of KDB.

(2) The Managing Directors shall, in accordance with the Articles of Incorporation, assist the President, and act in place of the President in case of the inability of the President to perform his/her duties due to unavoidable reasons.

(3) In case of the inability of both the President and the Managing Directors to perform their duties due to unavoidable reasons, a Director in the order of priority as prescribed in the Articles of Incorporation shall perform the duties.

(4) The Auditor shall audit and examine the operations and accounting of KDB.

Article 12. (Board of Directors)

(1) The Board of Directors shall consist of the President, Managing Directors and Directors.

(2) The Board of Directors shall resolve important matters relating to the operations of KDB.

(3) The President shall convene the Board of Directors and preside over the meeting as the chairman.

(4) The Board of Directors shall have a quorum when a majority of the members are in attendance, and resolutions shall be adopted by a majority vote of the members present.

(5) The Auditor may be present and express his/her opinion at any meeting of the Board of Directors, but shall not have the right to vote.

Article 13. (Appointment and Dismissal of Executives)

(1) The President shall be appointed by the President of the Republic of Korea upon the recommendation of the Chairman of the Financial Services Commission.

(2) The Managing Directors and Directors shall be appointed by the Financial Services Commission upon the recommendation of the President.

(3) The Auditor shall be appointed by the Financial Services Commission.

Article 14. (Terms of Office of Executives)

(1) The term of office of the executives shall be a specified period not exceeding three (3) years as prescribed in the Articles of Incorporation.

(2) Any vacancy occurring in the office of the executives shall be filled by the appointment of a new executive, in accordance with the Articles of Incorporation; provided that the term of office of the new executive shall commence from the date of his/her appointment.

Article 15. (Appointment of Proxies)

The President may, in accordance with the Articles of Incorporation, appoint a proxy or proxies from among the executives or employees of KDB who shall be delegated with full or partial power to act for him/her in connection with the operations of KDB in all judicial and extra-judicial matters.

Article 16. (Appointment and Dismissal of Employees)

The President shall appoint and dismiss the employees of KDB.

Article 17. (Legal Fiction as Public Officials in Application of Penal Provisions)

The executives of KDB and the members of Fund Management Committee pursuant to Article 29 shall be deemed public officials in applying penal provisions under the Criminal Act and other acts.

Chapter III. Operations

Article 18. (Operations)

(1) In order to fulfill the purpose stated in Article 1, KDB shall supply funds to each of the following areas:

1.	Development and promotion of industries;

2.	Promotion of small and medium enterprises;

3.	Social infrastructure expansion and regional development;

4.	Development of energy and resources;

5.	Overseas expansion of enterprises and industries;

6.	Restructuring of enterprises;

7.	Areas where the government considers the delegation of its operations to be required;

8.	Other areas where it is necessary to supply funds for the development of the financial industry and national economy including development of new growth engine industries and promotion of sustainable growth, etc.

(2) In order to supply funds as stated in Paragraph (1), KDB shall engage in each of following operations:

1.	To grant loans or discount notes;

2.	To subscribe to securities, to underwrite securities and/or invest in securities under Article 4 of the Capital Market and Financial Investment Business Act (hereinafter collectively referred to as the “Securities”); provided, however, that the underwriting of the shares shall not exceed twice the sum of the paid-in capital of KDB and the reserve under Paragraph (1) of Article 31;

3.	To guarantee or assume debt;
4.	To acquire the necessary funds for the operations provided for in Subparagraphs 1 through 3 by the following methods:

a.	Receiving deposits and installment deposits;

b.	Issuing Industrial Finance Bonds, other Securities and debt instruments;

c.	Borrowing from the Government, the Bank of Korea, any other financial institutions, etc.; provided, however, that the repayment obligations of KDB’s debt to the Government are subordinated to other debt incurred by KDB in conducting its operations; and

d.	Borrowing foreign capital;

5.	To transact domestic and foreign exchange business

6.	To provide services including review and plan, research, analysis, assessment, guidance, consultation and so forth regarding economic and technical feasibility of the specific projects to be performed that are entrusted by the Government, public organizations, financial institutions or other enterprises;

7.	To supervise and manage the Financial Stabilization Fund and provide support funds from it;

8.	To carry out other activities incidental to the activities stated in Subparagraphs 1 through 7 subject to an approval of the Financial Services Commission; and

9.	To carry out activities, other than those stated in Subparagraphs 1through 8, necessary to accomplish the purpose under Article 1 subject to an approval of the Financial Services Commission.

(3) KDB shall establish an internal system to efficiently manage and assess the support to small and medium enterprises in connection with the operations in the area stated in Subparagraph (2) of Paragraph (1).

Article 19. (Guaranty of Payment of Foreign Currency Debt)

The Government may guarantee the repayment of the principal and interest of the foreign currency debt of KDB upon prior approval from the National Assembly.

Article 20. (Long-term Loans of Government Special Funds)

KDB shall extend and administer long-term loans of not less than one year’s maturity using Government special funds.

Article 21. (Operating Manuals)

Upon preparing the Operating Manuals in compliance with The Korea Development Bank Act which prescribe the method of operations under Article 18 herein, KDB shall receive approval from the Financial Services Commission. Any revision to the Operating Manuals shall also be subject to the approval of the Financial Services Commission.

Article 22. (Application for Approval of Business Plan, Etc.)

(1) KDB shall prepare a business plan every fiscal year and submit it to the Financial Services Commission for approval no later than one (1) month prior to the beginning of the relevant fiscal year, and report it to the competent standing committee of the National Assembly without delay.

(2) The business plan provided for in Paragraph (1) shall consist of a fund allocation plan and a fund raising plan.

(3) The provisions of Paragraphs (1) and (2) shall be applied mutatis mutandis to any revision of the annual business plan by KDB.

(4) The Financial Services Commission shall give priority consideration to the provision of funding in the area of small and medium enterprises during the approval process pursuant to Paragraph (1).

Article 23. (Issuance of Industrial Finance Bonds)

(1) KDB may issue Industrial Finance Bonds to raise funds necessary to carry out operations as provided for in Article 18.

(2) Industrial Finance Bonds shall be issued exclusively by KDB.

(3) The aggregate amount of the outstanding balance of Industrial Finance Bonds, plus the outstanding balance of bonds guaranteed by KDB, and that of debt guaranteed or assumed by KDB, shall not exceed thirty (30) times the amount of the paid-in capital of KDB and the reserve pursuant to Paragraph (1) of Article 31; provided, however, that the following shall be excluded in calculating the aforementioned limit:

1.	The outstanding balance of Industrial Finance Bonds subscribed to by the Government;

2.	The outstanding balance of Industrial Finance Bonds on which the Government has guaranteed the payment of principal and interest;

3.	The outstanding balance of debt guaranteed or assumed by KDB on which other financial institutions (including the Export-Import Bank of Korea and Industrial Bank of Korea), the Korea Credit Guarantee Fund, the Korea Technology Guarantee Fund, insurance companies and similar organizations have guaranteed or insured the payment;

4.	The outstanding balance of debt guaranteed or assumed by KDB on which the Government has guaranteed the payment of; and

5.	The outstanding balance of debt guaranteed or assumed by KDB for the Government or local governments.

Article 24. (Bond Issuance to Convert Outstanding Bonds or to Perform Obligations arising from Guaranty or Assumption of Indebtedness)

(1) KDB may, when necessary to convert outstanding Industrial Finance Bonds or to perform obligations arising from the guaranty or assumption of the debt under Subparagraph 3 of Paragraph (2) of Article 18, issue Industrial Finance Bonds temporarily, if necessary, over the limit prescribed in Paragraph (3) of Article 23.

(2) When KDB issues Industrial Finance Bonds in accordance with Paragraph (1), KDB shall, within one (1) month thereafter, refund the outstanding Industrial Finance Bonds or perform the obligations in an amount equal to the aggregate par value of the Industrial Finance Bonds issued thereby.

Article 25. (Bond Issuance Methods)

Industrial Finance Bonds may be issued on a discount or premium basis.

Article 26. (Government Guaranty of Outstanding Bonds)

The payment of the principal and interest on Industrial Finance Bonds may be guaranteed by the Government upon prior approval from the National Assembly.

Article 27. (Expiration of Bonds)

The right to receive the principal and interest on Industrial Finance Bonds shall be expired unless exercised within five (5) years and two (2) years, respectively.

Article 28. (Delegation)

Other necessary matters relating to the issuance, etc. of Industrial Finance Bonds not provided for in this Act shall be prescribed by the Presidential Decree.

Article 29. (Establishment, Etc. of Fund Management Committee)

(1) The Fund Management Committee shall be established at KDB in order to deliberate the following matters with regard to the Financial Stabilization Fund:

1.	Fundamental policies on the supervision and management of the Financial Stabilization Fund;

2.	Matters regarding the support of funds prescribed in Paragraph (2) of Article 23-6 of the Act on the Structural Improvement of the Financial Industry; and

3.	Other matters as deemed necessary by the Financial Services Commission.

(2) The members of the Fund Management Committee shall not take any instructions or interference from outside in the course of conducting their duties.

(3) The composition, operation and other necessary matters relating to the Fund Management Committee shall be prescribed by the Presidential Decree.

(4) Paragraph (3) of Article 63 of the National Finance Act shall not apply to the supervision, management, etc. of the Financial Stabilization Fund.

Chapter IV. Accounting

Article 30. (Fiscal Year, Budget and Settlement of Accounts)

(1) The fiscal year of KDB shall correspond to that of the Government.

(2) KDB shall prepare the budget for revenue and expenditures in each fiscal year, and report to the Financial Services Commission for approval prior to the beginning of the corresponding fiscal year. The foregoing shall also apply to its revision.

(3) KDB shall prepare and submit the settlement of accounts within three(3) months after the end of each fiscal year to the Financial Services Commission.

(4) The settlement of accounts prescribed in Paragraph (3), shall be attached with the following documents:

1.	Financial statements and appendant documents; and

2.	Other documents necessary for clarifying the settlement details as determined by the Financial Services Commission .

Article 31. (Disposal of Profit)

(1) Every fiscal year, after adequate allowances are made for depreciation in assets, the annual net profits of KDB shall be distributed in the following order:

1.	Forty percent (40%) or more of the net profit shall be credited to the reserve, until the reserve reaches the total amount of the paid-in capital; and

2.	The net profits remaining after distributing the amount in Subparagraph 1 shall be distributed upon resolution of the Board of Directors and General Meeting of Shareholders.

(2) The reserve pursuant to Paragraph (1) may be capitalized after offsetting the losses under Article 32.

(3) When the net profits remaining after the distribution pursuant to Subparagraph 2 of Paragraph (1) are being allotted, dividends may be in cash or in kind. Matters necessary for dividends in kind shall be set forth by the Presidential Decree.

Article 32. (Offset of Losses)

(1) The annual net losses of KDB shall be offset each year by the reserve, and if the reserve be insufficient, the deficit shall be offset by the Government.

(2) The Government’s offsetting of the losses in accordance with Paragraph (1) may be implemented by granting general properties as provided for in Paragraph (3) of Article 6 of the National Property Act notwithstanding the provision of Article 55 of the same Act.

(3) The transfer of the general properties in accordance with Paragraph (2) shall be made subject to the deliberation of the State Council, the approval of the President and the consent of the National Assembly in advance; provided, however, that in case it is deemed urgently necessary for the sound operation of KDB and the stabilization of financial order, the consent from the National Assembly may be obtained ex post facto.

Article 33. (Use of Unemployed Funds)

KDB may use the funds remaining unemployed in the operations in such a manner as provided for by the Articles of Incorporation to the extent it does not hinder the operations of KDB prescribed in Article 18.

Chapter V. Supervision

Article 34. (Supervision)

(1) The Financial Services Commission shall supervise KDB in accordance with the provisions of this Act, and may issue an order necessary for the supervision, and shall also conduct supervision to secure KDB’s sound management in accordance with the Presidential Decree, and may issue an order necessary for such supervision.

(2) The Financial Services Commission may take any of the following measures, if it deems that KDB is likely to impede its sound management by violating any orders issued under Paragraph (1):

1.	Order to take a corrective measure against any violation;

2.	Partial suspension of operations for a period not exceeding six (6) months;

3.	Suspension of, or warning against, the relevant violation.

(3) Where an executive of KDB intentionally violates any order issued under paragraph (1) or conducts any act seriously impeding KDB’s sound management, the Financial Services Commission may take proper measures including dismissal, suspension of duties, warning, caution, etc.

(4) Where an employee of KDB intentionally violates any order issued under paragraph (1) or conducts any act seriously impeding KDB’s sound management, the Financial Services Commission may request the President of KDB to take proper disciplinary measures including dismissal, suspension, reduction of salary, censure, warning, etc.

(5) Where the Financial Services Commission deems that any executive or employee retired from KDB would have been subject to measures taken against him/her under Paragraph (3) or (4) if he/she still worked for KDB, it may notify the President of KDB of details of such measures.

(6) The President of KDB shall, upon receiving notification under paragraph (5), notify the relevant retired executive or employee of such fact, and record and maintain such information in the personnel record.

Article 35. (Reason for Dismissal of Executives)

(1) The President of the Republic of Korea may dismiss the President upon the request of the Chairman of the Financial Services Commission in any of the following cases:

1.	Violation of this Act, decrees issued hereunder or the Articles of Incorporation; or

2.	Inability to perform his/her duties on account of mental or physical disability.

(2) The Financial Services Commission may dismiss any of the Managing Directors or the Directors upon the request of the President for any of the reasons specified in Paragraph (1).

(3) The Financial Services Commission may dismiss the Auditor for any of the reasons specified in Paragraph (1).

Article 36. (Submission of Reports and Inspection of Documents)

(1) The Financial Services Commission, in conducting the supervision under Article 34, may request KDB to submit reports on such matters as are deemed necessary, or instruct a competent official to examine the status of operations, books, records and other necessary matters of KDB.

(2) The Financial Services Commission may, when deemed necessary, entrust to the Governor of the Financial Supervisory Service the power of examination provided for in Paragraph (1) as prescribed by the Presidential Decree.

(3) The individuals who inspect pursuant to Paragraphs (1) and (2) shall carry identification cards with them to verify their identities and show the identification cards to the related persons.

Chapter VI. Miscellaneous

Article 37. (Restriction on Ownership of Properties)

KDB shall not own any real or personal property except such property obtained for the conduct of its business, taken over in the course of its credit collection, or otherwise necessary to carry out operations.

Article 38. (Exception to Share Subscription under Special Laws)

(1) In case that all or not less than half the capital of any juridical person established by a special law shall be subscribed to by the Government, or in case that not less than half of its issued shares shall be held by the Government, in accordance with the provisions of such law, KDB may, notwithstanding anything in the provisions of such law, subscribe to the capital of such juridical person or hold its shares in place of the Government.

(2) The juridical persons, the capital of which has been subscribed to by KDB or the shares of which are held by KDB in accordance with Paragraph (1), may, notwithstanding anything in the provisions of such law, pay dividends to KDB in proportion to the number of shares (including subscription certificates) held by KDB.

Article 39. (Negligence Fines)

(1) Any person who violates Article 8 and uses the name of “The Korea Development Bank” or any other name similar thereto shall be subject to a negligence fine of not more than ten million Korean Won (KRW 10,000,000).

(2) Any person, who fails to submit a report as required by Paragraph (1) of Article 36 or who has submitted a faulty report or who has refused, obstructed or evaded the inspection as provided for in Paragraphs (1) and (2) of the same Article shall be subject to a negligence fine of not more than five million Korean Won (KRW 5,000,000).

(3) The fine for negligence under Paragraphs (1) and (2) shall be imposed and collected by the Financial Services Commission as prescribed by the Presidential Decree.

Addenda

Article 1. (Enforcement Date)

This Act shall come into force from and on the date of registration of the merger as prescribed in Paragraph (6) of Article 4 of the Addenda; provided, however, that Articles 3 through 5 of the Addenda shall come into force as of the date of the promulgation.

Article 2. (Repeal of Other Acts)

The Korea Finance Corporation Act shall be repealed.

Article 3. (Merger with Korea Finance Corporation, Etc.)

(1) KDB, KDB Financial Group Inc. (hereinafter referred to as “KDB FG”) and Korea Finance Corporation prescribed in the Korea Finance Corporation Act (hereinafter referred to as “KoFC”) shall merge, whereby KDB shall continue as the surviving entity and KDB FG and KoFC shall be the non-surviving entities.

(2) KDB, KDB FG and KoFC (hereinafter collectively referred to as the “Merging Entities”) shall undertake necessary procedures for the merger as prescribed in Paragraph (1) after the promulgation of this Act without delay.

(3) Articles 522, Article 522-2, Article 522-3, Article 523, Article 523-2, Articles 524 through 527, Articles 527-2 through 527-6, Article 528 and Article 530 of the Commercial Act shall apply mutatis mutandis to the merger procedures, etc. of the Merging Entities. In this case, the resolution of each Board of Directors of the Merging Entities shall substitute the approval for the merger agreement by the General Meeting of Shareholders prescribed in Article 522 of the Commercial Act.

(4) The external policy finance operations (including assets, liabilities, human resources, etc. thereof. The same shall apply hereunder in this Article) in the areas of shipping, aviation, social overhead capital, resource development, etc. among operations of KoFC shall be separated and transferred to the Export-Import Bank of Korea prior to the merger prescribed in Paragraph (1). In this case, the specific scope of the operations subject to transfer and the time, method, etc. of transfer shall be determined by the Merger Committee to be established as prescribed in Article 4 of the Addenda through consultation with the Export-Import Bank of Korea.

Article 4. (Establishment of Merger Committee, Etc.)

(1) A Merger Committee shall be established in order to deal with tasks regarding the merger as prescribed in Article 3 of the Addenda.

(2) The Merger Committee shall consist of members not exceeding seven (7) persons appointed by the Chairman of the Financial Services Commission, provided that such members shall include one (1) person recommended from each of the Merging Entities.

(3) The Vice Chairman of the Financial Services Commission shall be the chairman of the Merger Committee.

(4) The Merger Committee may request the Merging Entities to provide human and physical support for conducting operations.

(5) The Merger Committee shall draft a merger agreement and the Articles of Incorporation of the entity surviving after the merger and shall obtain approval from the Financial Services Commission.

(6) The Merger Committee shall complete the necessary procedures for the merger and register the merger by January 1, 2015.

(7) The members as prescribed in Paragraph (2) shall be deemed to be removed on the date the merger is registered as prescribed in Paragraph (6).

Article 5. (Exception to Approval of Merger, Etc.)

(1) The merger as prescribed in Article 3 of the Addenda shall be deemed to have been authorized by the Financial Services Commission as prescribed in Article 60 of the Financial Holding Companies Act and Article 4 of the Act on the Structural Improvement of the Financial Industry.

(2) The change of major shareholders of subsidiaries of KDB FG due to the merger as prescribed in Article 3 of the Addenda shall be deemed to have been approved by Financial Services Commission as prescribed in the act governing incorporation of each subsidiary.

(3) The provision of Article 12 of the Monopoly Regulation and Fair Trade Act shall not apply to the merger prescribed in Article 3 of the Addenda.

Article 6. (Succession of Properties, Rights, Obligations, Etc.)

(1) KDB FG and KoFC shall be deemed to cease to exist as a legal entity upon the merger as prescribed in this Act.

(2) KDB shall be the general successor of the properties, rights and obligations of KDB FG and KoFC as a result of the merger.

(3) Properties in the name of KDB FG and KoFC indicated in the registry and other official records of properties succeeded to KDB from KDB FG and KoFC shall be deemed to be in the name of KDB.

(4) The bonds issued by KDB FG and the Policy Bank Bonds issued by KoFC at the time when this Act enters into force shall each be deemed as the Industrial Finance Bonds issued by KDB pursuant to this Act.

Article 7. (Succession, Etc. of Operations of KoFC)

KDB may continue to perform the operations conducted by KoFC as prescribed in the former Korea Finance Corporation Act or other acts at the time when this Act enters into force.

Article 8. (Transitional Measures concerning Guaranty of Payment of Foreign Currency Debt)

The Government shall guarantee the repayment of the principal and interest of foreign currency debt incurred by KDB and KoFC prior to the time when this Act enters into force (this provision shall only apply to bonds and loans with a redemption period of not less than one (1) year) at the time of the initial sale of the Government’s equity in KDB with prior consent of the National Assembly.

Article 9. (Transitional Measures concerning Executives and Employees)

(1) The President of KDB appointed in the manner previously prescribed at the time when this Act enters into force shall be deemed to have been appointed as the President of KDB pursuant to this Act, provided that the term of office shall commence on the date of appointment as previously prescribed.

(2) The executives of the Merging Entities (except for the President of KDB) shall be deemed to have their terms of offices expired at the time when this Act enters into force.

(3) When the executives of the Merging Entities are newly appointed as executives of KDB at the time when this Act enters into force, the term of office may be differently determined within the scope prescribed in Article 14.

(4) Employees of KDB FG and KoFC at the time when this Act enters into force shall be deemed as employees of KDB.

Article 10. (Transitional Measures concerning Application of Penal Provisions, Etc.)

In the application of the penal provisions and negligence fine on any acts committed prior to the enforcement of this Act, it shall be in accordance with the previous provisions and the previous Korea Finance Corporation Act.

Article 11. (Amendment of Other Acts)

(1) Part of the Special Act on the Management of Public Funds shall be amended as follows:

Clause d. of Subparagraph 7 of Paragraph (2) of Article 3 shall be replaced with the following.

d. The Korea Development Bank as prescribed in The Korea Development Bank Act (hereinafter referred to as “KDB”)

“the Korea Finance Corporation” in Paragraph (3) of Article 3 shall be “The Korea Development Bank”.

“President of the Korea Finance Corporation” in Paragraph (3) of Article 4 shall be “President of The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 11 shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 13 shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (7) of Article 17 shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Article 19 shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Subparagraph 2 of Article 21-2 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Clause a. of Subparagraph 3 of the same Article shall be “The Korea Development Bank”.

(2) Part of the Act on the Structural Improvement of the Financial Industry shall be amended as follows:

“the Korea Finance Corporation established as prescribed in the Korea Finance Corporation Act (hereinafter referred to as the “Korea Finance Corporation”)” in Subparagraph 8 of Article 2, with the exception of each of the Clauses, shall be “The Korea Development Bank established under The Korea Development Bank Act (hereinafter referred to as “KDB”)”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-2 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Subparagraph 7 of Paragraph (2) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-3 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraph (2) of the same Article, with the exception of each of the Subparagraphs, shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraph (3) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-4, with the exception of each of the Subparagraphs, shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraph (2) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraphs (1) and (2) of Article 23-5 shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-6 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraph (2) of the same Article shall be “The Korea Development Bank”; and “steering committee pursuant to Article 9 of the Korea Finance Corporation Act” shall be “Fund Management Committee as prescribed in Article 29 of The Korea Development Bank Act”; and “the Korea Finance Corporation” in Paragraph (3) of the same Article, with the exception of each of the Subparagraphs, shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraphs (4) and (5) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-7, with the exception of each of the Subparagraphs, shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraph (2) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-8 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in the main body of Paragraph (2) of the same Article shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in the proviso of Paragraph (2) of the same Article shall be “The Korea Development Bank”.

“the Korea Finance Corporation” in Paragraph (1) of Article 23-9 shall be “The Korea Development Bank”; and “the Korea Finance Corporation” in Paragraphs (2) and (6) of the same Article shall be “The Korea Development Bank”.

(3) Part of the Act on the Efficient Disposal of Non-Performing Assets, Etc. of Financial Companies and the Establishment of Korea Asset Management Corporation shall be amended as follows:

“president of the Korea Finance Corporation under the Korea Finance Corporation Act “ in Subparagraph 5 of Paragraph (1) of Article 15 shall be “President of The Korea Development Bank under The Korea Development Bank Act”.

(4) Part of the Corporate Restructuring Promotion Act shall be amended as follows:

Clause (l) of Subparagraph 1 of Article 2 shall be deleted.

(5) Part of the Act on Public-Private Partnerships in Infrastructure shall be amended as follows: Clause (b) of Subparagraph 16 of Article 2 shall be deleted.

(6) Part of the Special Tax Treatment Control Act shall be amended as follows: “the Korea Finance Corporation established under the Korea Finance Corporation Act” in Subparagraph 22 of Paragraph (1) of Article 117 shall be “The Korea Development Bank established under The Korea Development Bank Act”.

(7) Part of the Korea Expressway Corporation Act shall be amended as follows: “the Korea Finance Corporation established under the Korea Finance Corporation Act” in Paragraph (2) of Article 4 shall be “The Korea Development Bank established under The Korea Development Bank Act”.

(8) Part of the Korea Water Resources Corporation Act shall be amended as follows:

“the Korea Finance Corporation under the Korea Finance Corporation Act” in Paragraph (2) of Article 4 shall be “The Korea Development Bank established under The Korea Development Bank Act”; and the Korea Finance Corporation established under the Korea Finance Corporation Act” in Paragraph (3) of the same Article shall be “The Korea Development Bank established under The Korea Development Bank Act”; and “the Korea Finance Corporation established under the Korea Finance Corporation Act” in Paragraph (6) of the same Article shall be “The Korea Development Bank established under The Korea Development Bank Act”.

(9) Part of the Export-Import Bank of Korea Act shall be amended as follows: “Korea Finance Corporation under the Korea Finance Corporation Act” in Article 4 shall be “The Korea Development Bank under The Korea Development Bank Act”.

(10) Part of the Korea Electric Power Corporation Act shall be amended as follows: “Korea Finance Corporation under the Korea Finance Corporation Act” in Paragraph (1) of Article 19 shall be “The Korea Development Bank under The Korea Development Bank Act”.

Article 12. (Relationship with Other Acts)

Where the former Korea Finance Corporation Act or the Korea Finance Corporation Act are cited by other acts or subordinate statues at the time when this Act enters into force, this Act or The Korea Development Bank shall be deemed to have been cited in lieu of the former provisions.

Addenda (the Governance Act for Financial Companies)

Article 1. (Enforcement Date)

This Act shall come into force from the date one year after the date of the promulgation.

Articles 2 through 17 are omitted.

Article 18. (Amendment of Other Acts)

Paragraphs (1) through (18) are omitted.

(19) Part of The Korea Development Bank Act shall be amended as follows:

“the Banking Act” in Paragraph (1) of Article 3 shall be “the Banking Act and the Governance Act for Financial Companies”.

“Articles 8 through 11, Article 11-2, Article 12, Article 13, Article 23-2, Article 24” in Paragraph (1) of Article 3 shall be “Articles 8 through 11, Article 11-2, Article 12, Article 13”.

“Subparagraphs (1) through (7) and Subparagraph (9) of Article 47” in Paragraph (1) of Article 3 shall be “Subparagraphs (1) through (5) and Subparagraphs (7) and (9) of Article 47”.

“Subparagraphs (1), (2), (5), (6) and (8) of Paragraph (1) of Article 68” shall be “Subparagraphs (1), (2), (5), (6) and (8) of Paragraph (1) of Article 68 of the Banking Act, and Subparagph (2) of Paragraph (1) of Article 16, Article 19, Article 20, Article 34 and Article 35 of the Governance Act for Financial Companies”

Paragraph (20) is omitted

Addenda (Korea Technology Guarantee Fund Act)

Article 1. (Enforcement Date)

This Act shall come into force from the date six months after the date of the promulgation.

Articles 2 and 3 are omitted

Article 4. (Amendment of Other Acts)

Paragraphs (1) through (23) are omitted.

(24) Part of The Korea Development Bank Act shall be amended as follows:

“Korea Technology Finance Corporation” in Subparagraph (3) of Paragraph (3) of Article 23 shall be “Korea Technology Guarantee Fund”.

Article 5 is omitted.